POWER OF ATTORNEY

I hereby appoint Alvin B. Parmiter, Kip Weissman, Elizabeth Cook or Jeffrey Cass to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form ID, 3, 4 or 5 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Messrs. Parmiter, Weissman or Cass or Ms. Cook in writing that their authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on November 25, 2024.

by	/s/ Sherman Crum
Sherman Crum

In presence of	/s/ Alvin B. Parmiter
Alvin B. Parmiter

at	Celina	Ohio
	City	State